PORTIONS OF THE BYLAWS RELATING TO SHAREHOLDERS’ RIGHTS

ARTICLE I.

ARTICLE II.

ARTICLE III. - MEETINGS OF SHAREHOLDERS

Section 1.                Place of Meetings. Meetings of Shareholders shall be held at any place designated by the Trustees. In the absence of any such designation, Shareholders’ meetings shall be held at the principal executive office of the Trust.

Section 2.                Call of Meetings. There shall be no annual Shareholders’ meetings except as required by law. Special meetings of the Shareholders of the Trust or of any Series or Class may be called at any time by the Trustees or by the President or the Clerk for the purpose of taking action upon any matter requiring the vote or authority of the Shareholders of the Trust or of any Series or Class as herein provided or provided in the Declaration of Trust or upon any other matter as to which such vote or authority is deemed by the Trustees or the President to be necessary or desirable. Except as required by federal law including the Investment Company Act of 1940, as amended (the “1940 Act”), Shareholders shall not be entitled to call, or to have the Clerk call, special meetings of the Shareholders. To the extent required by federal law including the 1940 Act, special meetings of the Shareholders shall be called by the Clerk upon the request of the Shareholders owning Shares representing at least the percentage of the total combined voting power of all Shares of the Trust issued and outstanding required by federal law including the 1940 Act, provided that (1) such request shall state the purposes of such meeting and the matters proposed to be acted on, and (2) the Shareholders requesting such meeting shall have paid to the Trust the reasonably estimated cost of preparing and mailing the notice thereof, which the Clerk shall determine and specify to such Shareholders. If the President or Clerk fails for more than thirty (30) days to call a special meeting, the Trustees or the Shareholders requesting such a meeting may, in the name of the President or Clerk (as the case may be), call the meeting by giving the required notice. If the meeting is a meeting of Shareholders of any Series or Class, but not a meeting of all Shareholders of the Trust, then only a special meeting of Shareholders of such Series or Class need be called and, in such case, only Shareholders of such Series or Class shall be entitled to notice of and to vote at such meeting. Any previously scheduled meeting of Shareholders may be postponed or cancelled by the Trustees upon public notice given prior to the time previously scheduled for such meeting.

Section 3.                Notice of Meetings of Shareholders. All notices of meetings of Shareholders shall be sent or otherwise given to Shareholders in accordance with Section 4 of this Article III not less than ten (10) nor more than ninety (90) days before the date of the meeting. The notice shall specify (i) the place, date and hour of the meeting, and (ii) the general nature of the business to be transacted.

Section 4.                Manner of Giving Notice; Other Communications with Shareholders. Any notices, reports, statements or other communications with Shareholders of any kind required under the Declaration of Trust, these Bylaws or applicable law may be sent, delivered or made available in any reasonable manner as may be determined by the Trustees or officers if not otherwise prohibited by applicable law, including, without limitation, by mail, courier, e-mail, facsimile or other electronic means or by posting on a website; and such communications may be sent, delivered or otherwise made available to Shareholders in accordance with householding or other similar rules under which a single copy of such notice or report may be sent to

Shareholders who reside at the same address. No communication need be given to any Shareholder who shall have failed to inform the Trust of the Shareholder’s current address and the Trustees may from time to time adopt, or may authorize the officers or agents of the Trust to adopt, procedures or policies with respect to communications to Shareholders that are returned to the Trust or its agents as undeliverable and similar matters. Any Shareholder may waive receipt of any notice or other communication.

Section 5.                Conduct of Meetings of Shareholders. The meetings of Shareholders shall be presided over by the Chair of the Trustees, or, if the Chair is not present at the meeting, then by a Trustee or officer designated by the Chair or authorized by the Trustees, or if there is no such person present at the meeting, then by any officer of the Trust present at the meeting, and such person shall be deemed for all purposes chair of the meeting. The chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing: an agenda or order of business for the meeting; rules and procedures for maintaining order at the meeting and the safety of those present; conditions on the recording of the meeting; limitations on participation in such meeting to Shareholders of record of the Trust and their duly authorized and constituted proxies, and such other persons as the chair shall permit; restrictions on entry to the meeting after the time fixed for the commencement thereof; limitations on the time allotted to questions or comments by participants; conditions for the removal of any Shareholder or any other person who refuses to comply with meeting procedures, rules or guidelines as set forth by the chair of the meeting; and regulations for the opening and closing of the polls for balloting on matters which are to be voted on by ballot.

The Clerk, if present, shall act as a Clerk of such meetings, or if he or she is not present or is otherwise presiding over the meeting in another capacity, an Assistant Clerk, if any, shall so act. If neither the Clerk nor the Assistant Clerk is present or, if present, the Clerk is otherwise presiding over the meeting in another capacity, then any such person appointed by the Clerk to act on his or her behalf shall act as Clerk of such meetings.

For any matter to be properly before any meeting of Shareholders, the matter must be a proper matter for Shareholder action under the Declaration of Trust, these By-laws and applicable law and must be specifically identified in the notice of meeting given by or at the direction of a majority of the Trustees then in office or otherwise brought before the meeting by or at the direction of the chair of the meeting, in the chair’s sole discretion. With the exception of Shareholder proposals submitted in accordance with, and otherwise meeting the requirements of, Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or any successor provisions, only matters proposed by the Trustees may be included in the Trust’s proxy materials.

Adjourned Meeting; Notice. Any meeting of Shareholders may, by action of the chair of the meeting, be adjourned from time to time without notice other than announcement at the meeting at which the adjournment is taken with respect to one or more matters to be considered at such meeting to a designated date which may be more than 120 days after the date initially set for the meeting, time and place, whether or not a quorum is present with respect to such matter. Upon motion of the chair of the meeting, the question of adjournment may (but is not required by these Bylaws to be) submitted to a vote of the Shareholders, and in that case, any adjournment with respect to one or more matters must be approved by the vote of holders of a majority of the Shares present and entitled to vote with respect to the matter or matters adjourned. Unless a proxy is otherwise limited in this regard, any Shares present and entitled to vote at a Shareholders’ meeting, including any Shares that are represented by broker non-votes, may, at the discretion of the proxies named therein, be voted in favor of such an adjournment. At any adjourned meeting, the Trust may transact any business which might have been transacted at the original meeting.

Any proposal for which sufficient favorable votes have been received may (but need not) be acted upon and considered final and effective regardless of whether the Shareholders’ meeting is adjourned to permit additional solicitation with respect to any other proposal that is properly before the meeting.

Section 6.                Voting. The Shareholders entitled to vote at any meeting of Shareholders shall be determined in accordance with the provisions of the Declaration of Trust of the Trust, as in effect as of such time. The Shareholders’ vote may be by voice vote or by ballot, provided, however, that any election for Trustees must be by ballot if demanded by any Shareholder before the voting has begun. On any matter other than election of Trustees, any Shareholder may cast part of the votes that such Shareholder is entitled to cast in favor of the proposal and refrain from casting and/or cast the remaining part of such votes against the proposal, but if such Shareholder fails to specify the number of votes that such Shareholder is casting in favor of the proposal, it will be conclusively presumed that such Shareholder is casting all of the votes that such Shareholder is entitled to cast in favor of such proposal.

Notwithstanding any other provision of these By-laws, on any matters submitted to a vote of the Shareholders, all Shares of the Trust then entitled to vote shall be voted in aggregate, except: (a) when required by the 1940 Act, Shares shall be voted by individual Series or Class; (b) when the matter involves any action that the Trustees have determined will affect only the interests of one or more Series, then only Shareholders of such Series shall be entitled to vote thereon; and (c) when the matter involves any action that the Trustees have determined will affect only the interests of one or more Classes, then only the Shareholders of such Class or Classes shall be entitled to vote thereon. Until Shares of a Series are issued, as to that Series the Trustees may exercise all rights of Shareholders and may take any action required or permitted to be taken by Shareholders by law, the Declaration of Trust or these By-laws.

A Shareholder of a Series of the Trust shall be entitled to one vote for each dollar of net asset value per Share of such Series, on any matter on which such Shareholder is entitled to vote and each fractional dollar amount shall be entitled to a proportionate fractional vote. All references in these By-Laws or the Declaration of Trust to a vote of, or the holders of, a percentage of Shares shall mean a vote of or the holders of that percentage of total voting power representing dollars of net asset value of a Series or of the Trust.

Except when a larger quorum is required by federal law, including the 1940 Act, or the requirements of any securities exchange on which Shares are listed for trading, the presence in person or by proxy of Shareholders owning Shares representing one-third (1/3) or more of the total combined voting power of all Shares of each Series or Class, or of the Trust, as applicable, entitled to vote shall be a quorum for the transaction of business at a Shareholders’ meeting with respect to such Series or Class or with respect to the entire Trust, respectively. At all meetings of the Shareholders, a quorum being present, the Trustees shall be elected by a vote of a plurality of the votes cast by Shareholders present in person or by proxy and all other matters shall be decided by a majority of the votes cast affirmatively or negatively by Shareholders present in person or by proxy; provided, that if the Declaration of Trust, these By-laws or applicable federal law permits or requires that Shares be voted on any matter by individual Series or Classes, then a majority of the votes cast by the Shareholders of that Series or Class present in person or by proxy shall decide that matter insofar as that Series or Class is concerned; provided, further, that if the matter to be voted on is one for which by express provision of the 1940 Act, a greater vote is required, then in such case such express provision shall control the decision of such matter. There shall be no cumulative voting for Trustees. Subject to the provisions of the Declaration of Trust, only Shareholders of record shall be entitled to vote.

Section 7.                Waiver of Notice; Consent of Absent Shareholders. The transaction of business and any actions taken at a meeting of Shareholders, however called and noticed and wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice provided a quorum is present either in person or by proxy at the meeting of Shareholders and if either before or after the meeting, each Shareholder entitled to vote who was not present in person or by proxy at the meeting of the Shareholders signs a written waiver of notice or a consent to a holding of the meeting or an approval of the minutes. The waiver of notice or consent need not specify either the business to be transacted or the purpose of any meeting of Shareholders.

Attendance by a Shareholder at a meeting of Shareholders shall also constitute a waiver of notice of that meeting, except if the Shareholder objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting of Shareholders is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting of Shareholders if that objection is expressly made at the beginning of the meeting.

Section 8.                Shareholder Action by Written Consent Without a Meeting. Except as provided in the Declaration of Trust, any action that may be taken at any meeting of Shareholders may be taken without a meeting and without prior notice if a consent or consents in writing setting forth the action to be taken is signed by the holders of Shares having not less than the minimum number of votes that would be necessary to authorized or take that action at a meeting at which all Shares entitled to vote on that action were present and voted; provided, however, that the Shareholders receive any necessary information statement or other necessary documentation in conformity with the requirements of the Securities Exchange Act of 1934 or the rules or regulations thereunder. Any such written consent may be executed and given by facsimile or other electronic means, including electronic transmission. All such consents shall be filed with the Clerk of the Trust and shall be maintained in the Trust’s records. Any Shareholder giving a written consent, a transferee of the Shares, a personal representative of the Shareholder, or their respective proxy holders may revoke the Shareholder’s written consent by a writing received by the Clerk of the Trust before written consents of the number of outstanding Shares required to authorize the proposed action have been filed with the Clerk.

If the consents of all Shareholders entitled to vote have not been solicited in writing and if the unanimous written consent of all such Shareholders shall not have been received, the Clerk shall give prompt notice of the action approved by the Shareholders without a meeting. This notice shall be given in the manner specified in Section 4 of this Article III to each Shareholder entitled to vote who did not execute such written consent.

Section 9.                Record Date for Shareholder Notice; Voting and Giving Consents.

(a)	For purposes of determining the Shareholders entitled to vote or act at any meeting or adjournment or postponement thereof, the Trustees may fix in advance a record date which shall not be more than ninety (90) days nor less than ten (10) days before the date of any such meeting. Without fixing a record date for a meeting, the Trustees may for voting and notice purposes close the register or transfer books for one or more Series (or Classes) for all or any part of the period between the earliest date on which a record date for such meeting could be set in accordance herewith and the date of such meeting. If the Trustees do not so fix a record date or close the register or transfer books of the affected Series or Classes, the record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.
(b)	The record date for determining Shareholders entitled to give consent to action in writing without a meeting, (a) when no prior action of the Trustees has been taken, shall be the day on which the first written consent is given, or (b) when prior action of the Trustees has been taken, shall be (i) such date as determined for that purpose by the Trustees, which record date shall not precede the date upon which the resolution fixing it is adopted by the Trustees and shall not be more than twenty (20) days after the date of such resolution, or (ii) if no record date is fixed by the Trustees, the record date shall be the close of business on the day on which the Trustees adopt the resolution relating to that action.
(c)	Nothing in this Section shall be construed as precluding the Trustees from setting different record dates for different Series or Classes. Only Shareholders of record on the record date, as herein determined, shall have any right to vote or to act at any meeting or give consent to any action relating to such record date, notwithstanding any transfer of Shares on the books of the Trust after such record date. Subject to the provisions of the Declaration of Trust, (1) Shares that abstain or do not vote with respect to one or more of any proposals presented for Shareholder approval and (2) Shares held in “street name” as to which the broker or nominee with respect thereto indicates on the proxy that it does not have discretionary authority to vote with respect to a particular proposal will be counted as present and outstanding and entitled to vote for purposes of determining whether a quorum is present at a meeting, but will not be counted as Shares voted (votes cast) with respect to such proposal or proposals.

Section 10.            Proxies. Subject to the provisions of the Declaration of Trust, Shareholders entitled to vote for Trustees or on any other matter shall have the right to do so either in person or by proxy, provided that either (i) a written instrument authorizing such a proxy to act is executed by the Shareholder or his or her duly authorized attorney-in-fact and dated not more than eleven (11) months before the meeting, unless the instrument specifically provides for a longer period, or (ii) the Trustees adopt an electronic, telephonic, computerized or other alternative to the execution of a written instrument authorizing the proxy to act, and such authorization is received not more than eleven (11) months before the meeting. A proxy shall be deemed executed by a Shareholder if the Shareholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the Shareholder or the Shareholder’s attorney-in-fact. A valid proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the Person executing it before the vote pursuant to that proxy is taken, (a) by a writing delivered to the Trust stating that the proxy is revoked, or (b) by a subsequent proxy executed by such Person, or (c) attendance at the meeting and voting in person by the Person executing that proxy, or (d) revocation by such Person using any electronic, telephonic, computerized or other alternative means authorized by the Trustees for authorizing the proxy to act; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted. A proxy with respect to Shares held in the name of two or more Persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of the two or more Persons. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Unless otherwise specifically limited by their terms, proxies shall entitle the Shareholder to vote at any adjourned or postponed session of a Shareholders’ meeting. At every meeting of Shareholders, unless the voting is conducted by inspectors, all questions concerning the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes, shall be decided by the chair of the meeting. Subject to the provisions of the Declaration of Trust or these By-Laws, all matters concerning the giving, voting or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the Trust were a Delaware corporation and the Shareholders were shareholders of a Delaware corporation.

Section 11.            Inspectors of Election. Before any meeting of Shareholders, the Trustees may appoint any persons other than nominees for office to act as inspectors of election at the meeting or its adjournment or postponement. If no inspectors of election are so appointed, the chair of the meeting may appoint inspectors of election at the meeting. If any person appointed as inspector fails to appear or fails or refuses to act, the chair of the meeting may appoint a person to fill the vacancy.

These inspectors shall have the responsibilities assigned to them by the chair of the meeting, which may include, without limitation:

(a)	Determine the number of Shares outstanding and the voting power of each (and, to the extent that voting power is determined by Net Asset Value, the inspectors may rely upon a certificate of the Treasurer of the Trust with respect to the Net Asset Value per Share), the Shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies;

(b)	Receive votes, ballots or consents;
(c)	Hear and determine all challenges and questions in anyway arising in connection with the right to vote;
(d)	Count and tabulate all votes or consents;
(e)	Determine when the polls shall close;
(f)	Determine the result; and
(g)	Do any other acts that may be proper to conduct the election or vote with fairness to all Shareholders.

ARTICLE VII. - INSPECTION OF RECORDS AND REPORTS

Section 1.                Inspection by Shareholders. The Trustees shall from time to time determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Trust or any Series shall be open to the inspection of the Shareholders; and no Shareholder shall have any right to inspect any account or book or document of the Trust except as conferred by law or otherwise by the Trustees or by resolution of the Shareholders.

ARTICLE VIII.

ARTICLE IX. - AMENDMENTS

Except as otherwise provided by the 1940 Act or by the Declaration of Trust, these By-Laws may be restated, amended, supplemented or repealed by a majority vote of the Trustees then in office.